UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2005

BOSTON SCIENTIFIC CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification no.)
incorporation)

One Boston Scientific Place, Natick, Massachusetts	01760-1537
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (508) 650-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 25, 2005, our Compensation Committee authorized our Chief Executive Officer, Jim Tobin, and our Executive Vice President, Human Resources, Lucia Quinn, to prepare and execute a Separation Agreement with Jim Taylor, Jr., our Executive Vice President, Corporate Operations, in connection with his retirement from Boston Scientific on December 31, 2005. Under our Executive Retirement Program, Mr. Taylor will receive executive retirement benefits equal to 2.5 months of salary for each year of service, or approximately $547,000. Also, as permitted by our Executive Retirement Program, the Committee has accepted Mr. Tobin’s recommendation that we retain Mr. Taylor as a consultant to provide transition and project services during 2006 for a retainer of $100,000 for the first 50 days of service. If more than 50 days of service are requested during this one-year period, we will pay Mr. Taylor $3,000 per day for the services. The Company and Mr. Taylor may also agree to extend the consulting services for an additional one year period (January 1, 2007 through December 31, 2007), in which case we will pay to Mr. Taylor $2,000 per day for those services.

In addition, under our executive life insurance policy, Mr. Taylor will receive an annual payment equal to the premium for executive life insurance (and related tax gross-up) of approximately $72,500 per year for the first seven years after his retirement and approximately $22,500 per year for the next two years thereafter, a total of approximately $552,500.

In special recognition of Mr. Taylor’s contributions to the Company over the past five years, including the establishment of an international manufacturing system to produce Taxus® drug-eluting coronary stent systems, the Committee has approved the payment to him of an additional lump sum of $550,000. He will also receive approximately $136,000 in relocation services, including approximately $70,000 for closing costs and brokerage fees associated with the sale of his house in Massachusetts and approximately $25,000 for moving expenses.

In tribute to Mr. Taylor, our Board of Directors has authorized the Company to make a donation of $100,000 to an independent charitable foundation to be formed by Mr. Taylor to grant scholarships to African American high school students to attend college.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

Date: October 28, 2005	By:	/s/ Lawrence J. Knopf
Lawrence J. Knopf
Vice President and Assistant General Counsel